Exhibit 99.1

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1350 East Newport Center Drive, Suite 201, Deerfield Beach, FL 33442 • 954-429-1500 • 954-429-1506

FOR IMMEDIATE RELEASE	SYMBOL: DEVC
Monday, February 13, 2006	TRADED: Nasdaq

DEVCON SIGNS $45 MILLION FINANCING TO BE

USED PRIMARILY TO FUND GUARDIAN ACQUISITION

DEERFIELD BEACH, Fla., February 13 — Devcon International Corp. (NASDAQ: DEVC) announced that it has entered into a Securities Purchase Agreement with certain accredited investors with respect to the private placement of an aggregate principal amount of $45,000,000 of notes along with warrants to acquire an aggregate of 1,650,943 shares of common stock of the Company at an exercise price of $11.925 per share. The proceeds from the notes will be used primarily to acquire Guardian International, Inc. and to repay an $8 million bridge loan which was issued in November 2005.

The Company anticipates that the private placement investors will subsequently receive an aggregate of 45,000 shares of Series A convertible preferred stock of the Company with a conversion price equal to $9.54 per share in exchange for the notes and for no additional consideration. Each private placement investor shall surrender notes in a principal amount equal to $1,000 for each share of Series A convertible preferred stock. The transaction is subject to customary closing conditions. The sale of the notes and the warrants and the closing of the Guardian acquisition are expected to occur on or before March 9, 2006. The conversion price of the Series A convertible preferred stock and the exercise price of the warrants will be subject to certain anti-dilution adjustments.

The sale of the shares of Series A convertible preferred stock is expected to take place on or before July 31, 2006. The sale of the Series A convertible preferred stock is also subject to the effectiveness of shareholder approval of (i) the creation of a new class of preferred stock, (ii) the creation of a new series of preferred stock designated Series A convertible preferred stock and (iii) the potential issuance of greater than 20% of the Company’s outstanding shares of common stock upon conversion of the preferred stock and exercise of the warrants. Holders of more than 50% of the Company’s common stock have approved the foregoing, however, the approval will not be effective until SEC rules and regulations relating to the delivery of an information statement to Company shareholders have been complied with.

The Marketplace Rules of Nasdaq require that a company whose stock is listed on Nasdaq obtain shareholder approval for the issuance or potential issuance of securities (or securities convertible into, as in the case of the Series A convertible preferred stock, or exercisable for, as in the case of the warrants, common stock) where the issuance (a) would potentially result in a change of control, or (b) in certain circumstances would consist of or be convertible or exercisable into a number of shares of common stock equal to 20% or more of a company’s common stock outstanding before such issuance or 20% or more of the voting power outstanding before such issuance. The specific circumstances where the issuance or potential issuance of 20% or more of a company’s common stock outstanding would require shareholder approval is where the common stock is issued or is issuable at a price less than the greater of book or market value or the common stock is issued in connection with the acquisition of the stock or assets of another company. Most of the proceeds from the financing will be used to consummate the acquisition of Guardian International, Inc. The remaining proceeds will be used to repay the $8 million bridge loan, and, to the extent available, general corporate purposes, including working capital.

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PAGE 2 /	DEVCON SIGNS $45 MILLION FINANCING TO BE USED PRIMARILY TO FUND GUARDIAN ACQUISITION

The securities sold in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from registration requirements. This private placement was made under an exemption from the registration requirements of the Securities Act of 1933, as amended, and purchasers may not offer or sell the securities sold in the offering in the absence of an effective registration statement or exemption from registration requirements. As part of the transaction, the Company has agreed to file a registration statement with the U.S. Securities and Exchange Commission within 5 business days after the sale of the Series A convertible preferred stock, but in no event later than August 7, 2006, for the purposes of registering the resale of the shares of common stock issuable upon conversion of the shares of Series A convertible preferred stock and exercise of the warrants issued in the private placement.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state. Any offering of the securities under the resale registration statement will only be by means of a prospectus.

About Devcon

Devcon has three operating divisions. The Security Services Division provides electronic security services to commercial and residential customers in selected Florida markets. The Construction Division dredges harbors, builds marine facilities, constructs golf courses and prepares residential, commercial and industrial sites, primarily in the Bahamas and the eastern Caribbean. The Materials Division produces and distributes crushed stone, ready-mix concrete and concrete block in the eastern Caribbean with principal operations on St. Maarten in the Netherlands Antilles, on St. Martin in the French West Indies, on Puerto Rico, and on Antigua in the independent nation of Antigua and Barbuda.

Forward-Looking Statement

This press release may contain statements, which are not historical facts and are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Devcon’s future results of operations or financial position or state other forward-looking information. In some cases you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. You should not rely on forward-looking statements because Devcon’s actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding our presence in our industry; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations affecting our business, and other risks and uncertainties discussed under the heading “Risks Related to our Business” in Devcon’s Form 10-K report for the period ending December 31, 2004 as filed with the Securities and Exchange Commission, and other reports Devcon files from time to time with the Securities and Exchange Commission. Devcon does not intend to and undertakes no duty to update the information contained in this press release.

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FOR MORE INFORMATION:	Stephen J. Ruzika, President and CEO Devcon International Corp. 954-429-1500 -or- Investor Relations Consultants 727-781-5577 or E-mail: devc@mindspring.com